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Exhibit 23.2

Consent of Independent Certified Public Accountants

    We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-4, No. 333-62062) and related Joint Proxy Statement/Prospectus of TriQuint Semiconductor Inc. for the registration of 48,913,336 shares of its common stock and to the incorporation by reference therein of our report dated October 24, 2000, with respect to the consolidated financial statements and schedules of Sawtek Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG

June 11, 2001
Orlando, Florida

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Consent of Independent Certified Public Accountants